EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors
Chad Therapeutics, Inc.

We consent to the incorporation by reference in the registration statement (no. 33-93734) on Form S-8 of Chad Therapeutics, Inc. of our report dated May 2, 2003, with respect to the balance sheets of Chad Therapeutics, Inc. as of March 31, 2003 and 2002, and the related statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2003, which report appears in the March 31, 2003 annual report on Form 10-K of Chad Therapeutics, Inc.

Los Angeles, California
June 20, 2003